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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Independent
Auditors" and to the use of our reports dated March 15, 1999 accompanying the consolidated financial statements of The Manufacturers Life Insurance Company of America and financial statement schedules and to the use of our report dated February 4, 1999 accompanying the financial statements of Separate Account Two of The Manufacturers Life Insurance Company of America in Post-Effective Amendment No. 12 to the Registration Statement No. 33-57018 on Form N-4 and related prospectus of Separate Account Two of The Manufacturers Life Insurance Company of America.



                                                              Ernst & Young LLP

Philadelphia, Pennsylvania
April 27, 1999